Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On December 27, 2007, CommScope, Inc. (CommScope) and Andrew Corporation (Andrew) completed their previously announced merger pursuant to the Agreement and Plan of Merger dated June 26, 2007. Under the merger agreement, Andrew shareholders were entitled to receive $15.00 per Andrew share, comprised of $13.50 in cash and an additional $1.50 in either cash or CommScope common stock or a combination thereof, at CommScope’s option.  On December 24, 2007, CommScope announced the final merger consideration for each Andrew share: $13.50 in cash and 0.031543 shares of CommScope common stock.  The CommScope common stock exchange ratio was calculated according to the terms of the merger agreement by dividing $1.50 by $47.554, which was the volume weighted average of the closing sale prices for a share of CommScope common stock over the ten consecutive trading days ending on December 24, 2007, two business days before the effective date of the merger.

As a result of the merger, Andrew’s outstanding 3.25% convertible subordinated notes due 2013 (Andrew convertible notes) became convertible into the merger consideration.  Of the $240 million aggregate principal amount of Andrew convertible notes, a total of $29.5 million was converted prior to December 27, 2007.  Andrew employees who held stock options with exercise prices less than $15.00 could choose to cancel their Andrew stock options in exchange for merger consideration or to convert their Andrew stock options into CommScope stock options based on an exchange ratio calculated according to the terms of the merger agreement by dividing $15.00 by $47.554, the volume weighted average of the closing sale prices for a share of CommScope common stock over the ten consecutive trading days ending on December 24, 2007.  Andrew employees who held restricted stock units (RSUs) received merger consideration for each RSU.

Approximately $2.17 billion in cash was paid to Andrew shareholders, Andrew convertible note holders who elected to convert their notes to common stock prior to the effective date of the merger,  holders of Andrew stock options who elected to cancel their options in exchange for merger consideration, and holders of Andrew RSUs.  Approximately 5.1 million shares of CommScope common stock were issued at a value of approximately $255 million.  Pursuant to accounting principles generally accepted in the United States of America, the per share value assigned to the stock consideration paid was $49.60, the average of the closing stock price of CommScope common stock on December 24, 2007, the day the final form of the merger consideration was determined and announced, and the two preceding and succeeding trading days.  Including CommScope’s direct transaction costs of approximately $13 million and the $7 million estimated fair value of CommScope stock options granted to holders of Andrew stock options who elected not to cancel their options, total cash and stock consideration paid was approximately $2.45 billion.

The merger has been treated as a purchase business combination pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations (FAS 141). CommScope is considered the acquiring corporation for accounting and financial reporting purposes. Under FAS 141, the purchase price paid by CommScope, together with the direct costs of the merger incurred by CommScope, have been allocated to Andrew’s tangible and intangible assets and liabilities based on their estimated fair values, with the excess recorded as goodwill. The assets, liabilities and results of operations of Andrew have been consolidated into the assets, liabilities and results of operations of CommScope as of the closing date of the merger.

For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, the allocation of the purchase price to Andrew’s tangible and intangible assets and liabilities is based upon management’s initial internal valuation estimates, and further refinements are likely to be made when further valuation analyses and other studies are completed.

We anticipate that the merger will provide the combined company with cost-saving synergies and other financial benefits. We expect such synergies to be partially offset by merger-related integration costs. Additionally, as a result of the merger, we are required by a consent decree that we entered into with the Antitrust Division of the U.S. Department of Justice to divest certain Andrew assets that had a book value at September 30, 2007 of approximately $22 million. The accompanying Unaudited Pro Forma Condensed Combined

Statements of Operations do not reflect any cost-saving or other synergies which may be attainable subsequent to the consummation of the merger, any potential costs to be incurred in integrating the two companies, or the effects of divesting any assets and, accordingly, do not attempt to predict or suggest future results.

The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2007 combines CommScope’s and Andrew’s historical Condensed Consolidated Balance Sheets as of September 30, 2007 and gives effect to the merger as if it were consummated on that date. CommScope’s fiscal year ends on December 31; Andrew’s fiscal year ends on September 30. Therefore, the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2006 combines CommScope’s historical Condensed Consolidated Statement of Operations for the year ended December 31, 2006 with Andrew’s historical Condensed Consolidated Statement of Operations for the twelve month period ended September 30, 2006, and gives effect to the merger as if it were consummated as of January 1, 2006 and October 1, 2005, respectively. The Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2007 combines CommScope’s historical Condensed Consolidated Statement of Operations for the nine months ended September 30, 2007 with Andrew’s historical Condensed Consolidated Statement of Operations for the nine months ended September 30, 2007, and gives effect to the merger as if it were consummated as of January 1, 2006. Therefore, Andrew’s results of operations for the three months ended December 31, 2006 do not appear in either pro forma statement of operations.

As of the date of this Form 8-K/A, CommScope has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of the Andrew assets acquired and the liabilities assumed and the related allocations of the purchase price, nor has CommScope completed the process of identifying any necessary adjustments to conform Andrew financial information to CommScope accounting policies. Andrew adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 as of October 1, 2007; any adjustments that may result from the implementation of this interpretation will impact the purchase price allocation. As indicated in Note 2 to the Unaudited Pro Forma Condensed Combined Financial Statements, CommScope has made certain adjustments to the historical book values of the assets and liabilities of Andrew to reflect certain preliminary estimates of the fair values necessary to prepare the Unaudited Pro Forma Condensed Combined Financial Statements, with the excess of the estimated purchase price over the historical net assets of Andrew, as adjusted to reflect estimated fair values, recorded as goodwill. Actual results are expected to differ from these Unaudited Pro Forma Condensed Combined Financial Statements when CommScope completes the valuation studies necessary to finalize the required purchase price allocation and identifies any necessary conforming accounting changes for Andrew. There can be no assurances that such finalization will not result in material changes.

These Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of CommScope and Andrew.  The consolidated balance sheets of Andrew Corporation and subsidiaries as of September 30, 2007 and 2006 and the related consolidated statements of operations, change in shareholders’ equity and cash flows for each of the three years in the period ended September 30, 2007 included in Andrew’s Form 10-K filed with the Securities Exchange Commission on November 21, 2007 are incorporated by reference in this Form 8-K/A.

The Unaudited Pro Forma Condensed Combined Financial Statements are for illustrative purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of the combined company.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2007

(In thousands)

	CommScope	Andrew	Adjustments		Combined
Assets

Cash and cash equivalents	$333,316	$154,992	$—		$488,308
Short-term investments	238,575	—	(215,102	)(A)	23,473
Total cash, cash equivalents and short-term investments	571,891	154,992	(215,102)		511,781

Accounts receivable, net	257,564	646,360	—		903,924
Inventories	190,288	364,151	32,045	(B)	586,484
Prepaid expenses and other current assets	18,982	76,518	4,050	(C)	99,550
Assets held for sale	—	8,467	—		8,467
Deferred income taxes	27,361	—	6,971	(L)	34,332
Total current assets	1,066,086	1,250,488	(172,036)		2,144,538

Property, plant and equipment, net	222,707	215,560	83,206	(D)	521,473
Goodwill	154,454	801,015	(801,015	)(E)	1,610,365
			1,455,911	(F)
Other intangibles, net	68,184	35,889	(35,889	)(E)	666,184
			598,000	(F)
Deferred income taxes	18,470	—	790	(O)	19,260
Other assets	20,316	47,581	(3,238	)(E)	98,495
			33,836	(G)

Total Assets	$1,550,217	$2,350,533	$1,159,565		$5,060,315

Liabilities and Stockholders’ Equity

Accounts payable	$84,391	$339,661	$—		$424,052
Other accrued liabilities	114,754	225,611	(12,461	)(H)	375,157
			47,253	(H)
Notes payable and current portion of long-term debt	11,550	333,682	(125,350	)(I)	253,525
			20,143	(I)
			13,500	(J)
Total current liabilities	210,695	898,954	(56,915)		1,052,734

Long-term debt	250,000	11,333	2,086,500	(J)	2,347,833
Deferred income taxes	—	—	252,046	(L)	252,046
Other noncurrent liabilities	122,426	57,708	—		180,134
Total Liabilities	583,121	967,995	2,281,631		3,832,747

Commitments and contingencies

Stockholders’ Equity:
Preferred stock	—	—	—		—
Common stock	719	1,625	(1,625	)(M)	770
			51	(K)
Additional paid-in capital	591,043	691,610	(691,610	)(M)	852,809
			255,003	(K)
			6,763	(N)
Retained earnings	508,023	673,476	(673,476	)(M)	506,678
			(1,345	)(O)
Accumulated other comprehensive income	12,846	82,046	(82,046	)(M)	12,846
Treasury stock, at cost	(145,535)	(66,219)	66,219	(M)	(145,535)
Total Stockholders’ Equity	967,096	1,382,538	(1,122,066)		1,227,568

Total Liabilities and Stockholders’ Equity	$1,550,217	$2,350,533	$1,159,565		$5,060,315

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2007

(In thousands, except per share amounts)

	CommScope	Andrew	Adjustments		Combined

Net sales	$1,468,204	$1,672,928	$—		$3,141,132

Operating costs and expenses:
Cost of sales	1,014,382	1,323,876	21,125	(P)	2,364,969
			5,586	(Q)
Selling, general and administrative	196,659	191,682	(11,315	)(R)	404,487
			26,186	(P)
			1,275	(Q)
Research and development	24,610	83,865	940	(Q)	109,415
Restructuring costs	1,113	3,602	—		4,715
Litigation	—	50,553	—		50,553
Asset impairments	—	150,723	—	(S)	150,723
Total operating costs and expenses	1,236,764	1,804,301	43,797		3,084,862

Operating income (loss)	231,440	(131,373)	(43,797)		56,270
Other income (expense), net	2,542	(939)	—		1,603
Interest expense	(5,339)	(13,808)	9,848	(T)	(122,452)
			(113,153	)(U)
Interest income	16,248	4,812	(6,841	)(V)	14,219

Income (loss) before income taxes	244,891	(141,308)	(153,943)		(50,360)
Income tax benefit (expense)	(77,634)	(18,967)	56,959	(W)	(39,642)

Net income (loss)	$167,257	$(160,275)	$(96,984)		$(90,002)

Net income (loss) per share:
Basic	$2.74	$(1.02)			$(1.36)
Assuming dilution	$2.27	$(1.02)			$(1.36)

Weighted average shares outstanding:
Basic	61,105	156,686	(151,544	)(X)	66,247
Assuming dilution	74,500	156,686	(151,544	)(X)	66,247

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year Ended December 31, 2006

(In thousands, except per share amounts)

	CommScope	Andrew	Adjustments		Combined

Net sales	$1,623,946	$2,146,093	$—		$3,770,039

Operating costs and expenses:
Cost of sales	1,179,861	1,672,714	28,167	(P)	2,888,189
			7,447	(Q)
Selling, general and administrative	240,024	266,213	(19,011	)(R)	523,840
			34,914	(P)
			1,700	(Q)
Research and development	32,899	112,985	1,253	(Q)	147,137
Merger costs	—	13,476	—		13,476
Pension termination gain	—	(14,228)	—		(14,228)
Asset impairment	—	3,874	—		3,874
Restructuring costs	12,578	7,729	—		20,307
Total operating costs and expenses	1,465,362	2,062,763	54,470		3,582,595

Operating income	158,584	83,330	(54,470)		187,444
Other income (expense), net	1,324	(4,597)	—		(3,273)
Interest expense	(8,050)	(15,345)	10,986	(T)	(160,690)
			(148,281	)(U)
Interest income	11,837	5,720	(7,298	)(V)	10,259

Income (loss) before income taxes and OFS BrightWave transaction	163,695	69,108	(199,063)		33,740
Income tax benefit (expense) before income tax effects of OFS BrightWave transaction	(52,187)	(103,398)	73,654	(W)	(81,931)

Income (loss) before OFS BrightWave transaction	111,508	(34,290)	(125,409)		(48,191)

OFS BrightWave transaction:
Gain on OFS BrightWave note receivable, net of tax of $11,175	18,625	—	—		18,625

Net income (loss)	$130,133	$(34,290)	$(125,409)		$(29,566)

Net income (loss) per share:
Basic	$2.22	$(0.22)			$(0.46)
Assuming dilution	$1.84	$(0.22)			$(0.46)

Weighted average shares outstanding:
Basic	58,524	159,474	(154,332	)(X)	63,666
Assuming dilution	72,266	159,474	(154,332	)(X)	63,666

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

COMMSCOPE, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

NOTE 1: PURCHASE PRICE

The purchase consideration is comprised of the following (in millions, except per share amounts):

Outstanding shares of Andrew common stock	156.1
Andrew convertible notes converted into Andrew shares	2.2
Total shares purchased	158.3
Cash consideration per share	$13.50
Cash paid for shares	$2,136.6
Cash paid to holders of Andrew restricted stock units (RSUs)	28.6
Cash paid to holders of canceled Andrew stock options	7.5
CommScope direct transaction costs	12.7
Total cash consideration (1)	$2,185.4

CommScope shares issued to Andrew shareholders	4.9
CommScope shares issued to holders of Andrew convertible notes, RSUs and canceled stock options	0.2
Total CommScope shares issued as merger consideration	5.1
Average closing price per share of CommScope common stock for the five trading days centered around December 24, 2007	$49.60
Total value of CommScope common stock consideration (2)	$255.1

Estimated fair value of CommScope stock options granted in exchange for non-canceled Andrew stock options (3)	$6.8
Total purchase price (1)+(2)+(3)	$2,447.3

For purposes of computing the purchase price, no value was ascribed to the Andrew warrant, which expired without exercise on January 16, 2008, because the $17.70 per share exercise price exceeded the $15.00 per share merger consideration. The transaction costs include estimated direct acquisition costs incurred by CommScope to complete the merger. Andrew stock options that were not voluntarily canceled by the option holder in exchange for merger consideration were exchanged for CommScope stock options; the fair value of the CommScope stock options issued in exchange for the non-canceled options was estimated using the Black-Scholes valuation model and included in the purchase price.

For purposes of preparing the Unaudited Pro Forma Combined Condensed Financial Statements, the total purchase consideration of $2.45 billion has been allocated to Andrew’s tangible and intangible assets acquired and liabilities assumed based on management’s initial valuation estimates, and further refinements are likely to be made. The final purchase price allocation will be based on further valuation analyses and other studies and could vary significantly from the pro forma amounts here. Allocation of an increased portion of the purchase price to inventory, property, plant and equipment or any identifiable intangible asset with a finite life will reduce the amount of the purchase price allocated to goodwill in the Unaudited Pro Forma Combined Condensed Financial Statements and may result in increased depreciation and/or amortization expense, which could be material.

PURCHASE PRICE ALLOCATION

Andrew’s historical net book value as of September 30, 2007	$1,382.5
Elimination of Andrew’s historical deferred financing fees, identifiable intangible assets and goodwill	(838.0)
Andrew convertible notes converted prior to acquisition date	29.5
Assumption of Andrew liability for transaction costs and change in control payments to certain Andrew employees	(47.3)
Adjusted book value of tangible net assets acquired	526.7
Allocation of purchase price over adjusted book value:
Increase inventory to estimated fair value	32.0
Increase prepaid expenses and other current assets for the value of favorable copper contracts	4.1
Increase property, plant and equipment to estimated fair value	83.2
Decrease other accrued liabilities to reduce deferred revenue to estimated fair value	12.5
Increase in current portion of long-term debt to adjust remaining convertible notes to fair value	(20.1)
Identifiable intangible assets at estimated fair value	598.0
Increase in deferred tax liabilities related to purchase accounting adjustments	(245.0)
Goodwill	1,455.9
Total purchase price	$2,447.3

NOTE 2: PRO FORMA ADJUSTMENTS

The pro forma adjustments do not reflect certain adjustments that are expected to result from the acquisition because they are considered to be of a non-recurring nature. These include the additional cost of sales that is expected to result from the write-up of the acquired inventory to its estimated fair market value and the reduction of the deferred revenue balance to the estimated cost to provide certain contracted services. The following pro forma adjustments are based on preliminary estimates of the purchase price and fair values of the assets acquired and liabilities assumed.  The final adjustments are expected to be different from these estimates and the differences may be material.

(A)	Reflects the use of existing short-term investment balances of the combined entity to fund a portion of the acquisition.
(B)

Reflects adjusting Andrew’s inventory on its consolidated balance sheet to its estimated fair market value. For purposes of the pro forma balance sheet as of September 30, 2007, CommScope estimated the fair market value of Andrew’s inventory based on Andrew’s historical gross margin percentages and costs associated with selling activities. The actual adjustment recorded to reflect the estimated fair market value of Andrew’s inventory as of the acquisition date may be materially different from the pro forma adjustment.

(C)

Reflects an adjustment to record the estimated fair value of copper purchase commitments as of September 30, 2007. The actual adjustment will depend on the outstanding contracts at December 27, 2007 and the market price for copper.

(D)

Reflects an adjustment of the net book value of Andrew’s property, plant and equipment to its estimated fair value as of September 30, 2007. CommScope’s adjustment is based on the extrapolation of a recent appraisal of a portion of Andrew’s property, plant and equipment to all of Andrew’s property, plant and equipment. The final adjustment to Andrew’s property, plant and equipment as of December 27, 2007 will be developed based on further analyses.

(E)

Reflects the elimination of goodwill, other identifiable intangible assets (net of accumulated amortization) and a portion of deferred financing costs on Andrew’s consolidated balance sheet as of September 30, 2007. A portion of deferred financing costs on CommScope’s consolidated balance sheet ($2.1 million) are eliminated to reflect the termination and repayment of CommScope’s prior senior secured credit facility as a result of entering into a new senior secured credit facility in conjunction with the acquisition.
(F)

Reflects the goodwill and identifiable intangible assets estimated as of September 30, 2007. CommScope estimated the fair value of the identifiable intangible assets by reference to acquisitions of what are believed to be comparable equipment manufacturers, basing the valuations on a selected percentage of the net investment from the reference transactions. The identifiable intangible assets and their useful lives are estimated as follows (dollars in millions):

Identifiable Intangible Asset	Estimated Value	Estimated Useful Life
Patents	$338	12 years
Customer contracts and relationships	182	7 years
Trademarks	52	10 years
Other	26	7 years

The final determination of identifiable intangible assets and their expected useful lives is expected to be based on additional valuations and analyses to be performed by CommScope. The valuations may identify additional intangible assets, which may include in-process research and development that would be written off at the closing of the acquisition or assets such as trademarks that are determined to have an indefinite life. The identifiable intangible assets determined as of the acquisition date and their values and useful lives are expected to differ from these pro forma estimates and such differences may be material.

(G)	Reflects the estimated deferred financing costs incurred by CommScope in conjunction with the senior secured credit facilities entered into to finance the acquisition.
(H)

Reflects a reduction of deferred revenue to the estimated cost to provide the contracted services and the establishment of a $47.3 million liability for estimated transaction costs incurred by Andrew and change in control payments due to certain Andrew employees.

(I)

Reflects the termination and repayment of CommScope’s senior secured credit facility ($11.6 million), the repayment of the outstanding balance under one of Andrew’s lines of credit ($84.3 million) and the conversion of $29.5 million of the Andrew convertible notes. The remaining $210.5 million of outstanding Andrew convertible notes were adjusted to fair value, resulting in an increase of $20.1 million.

(J)

Reflects the current and long-term portions of the debt incurred to finance the acquisition. The credit facility entered into in connection with the acquisition consists of a $1.35 billion seven-year senior secured term loan, a $750 million six-year senior secured term loan and a $400 million revolving credit facility. Both term loans, totaling $2.1 billion, were outstanding as of the acquisition date and no amounts were outstanding under the revolving credit facility. The current portion of long-term debt reflects the annual required repayment of the $1.35 billion seven-year senior secured term loan.

(K)	Reflects the 5.1 million shares of CommScope common stock issued as merger consideration with a value of approximately $255.1 million.
(L)

Reflects the current and non-current deferred tax impacts, assuming a marginal combined state and federal tax rate of 37%, of the pro forma adjustments related to the acquired assets and liabilities, other than the non-deductible goodwill. The current portion relates to the inventory, prepaid and other current assets and accrued liabilities adjustments as well as the 3.25% convertible notes included in the current portion of long-term debt. The noncurrent portion relates to the increases in property, plant and equipment and other identifiable intangibles. No adjustment has been made to revise the valuation allowance recorded by Andrew for net operating loss carryforwards and other temporary differences for which Andrew did not consider it more like than not that they would be realized. Realization of tax benefits that have been included in the valuation allowance will result in a reduction of goodwill.

(M)	Reflects the elimination of the separate components of Andrew’s shareholders’ equity ($1,382.5 million).
(N)	Reflects the estimated fair value (based on a Black-Scholes valuation) of the CommScope stock options issued as a result of the conversion of Andrew stock options that were not canceled.
(O)

Reflects the retained earnings impact and the related tax effect of writing off the remaining balance of CommScope’s deferred financing fees associated with its existing senior secured credit facility that was replaced with a new senior secured credit facility in conjunction with the acquisition.

(P)

Reflects the estimated amortization of the identifiable intangible assets, based on the preliminary valuation and estimated useful lives as per (F) above. Amortization of patents has been included in cost of sales while amortization of other identifiable intangible assets is included in selling, general and administrative.

(Q)

Reflects the estimated additional depreciation as a result of increasing the value of Andrew’s property, plant and equipment to estimated fair value as per (D) above. The adjustment assumes an 8-year average life for the assets that were revalued. The allocation among income statement line items is based on Andrew’s current classification of depreciation expense.

(R)	Reflects the reversal of the amortization of identifiable intangible assets as previously recorded by Andrew that are eliminated per (E) above.
(S)	No adjustment has been recorded to reverse the asset impairment charges recorded by Andrew during the nine months ended September 30, 2007.
(T)

Represents the reversal of interest expense recognized by Andrew and CommScope related to debt that was repaid (or converted in the case of $29.5 million of Andrew’s 3.25% convertible notes) in conjunction with the merger.

(U)

Represents the estimate of interest expense (including amortization of deferred financing fees), associated with the debt incurred to fund the acquisition as per (J) above, using the average three month LIBOR rate for the respective period, increased by 250 basis points for the $1.35 billion seven-year senior secured term loan and 225 basis points for the $750 million six-year senior secured term loan, in accordance with the terms of the credit agreement. In connection with the credit agreement, CommScope entered into an interest rate swap agreement to hedge against the variability of forecasted interest payments attributable to changes in interest rates on a portion of the term loans issued under the new senior secured credit facility. Through this swap, the Company fixed the following notional amounts at 4.1275%: $1.5 billion from December 27, 2007 through December 31, 2008; $1.3 billion from January 1, 2009 through December 31, 2009; $1.0 billion from January 1, 2010 through December 31, 2010; and $400 million from January 1, 2011 through December 31, 2011. The impact of this swap agreement, which reduces pro forma interest expense for the year ended December 31, 2006 and the nine months ended September 30, 2007 by $17.3 million and $12.8 million, respectively, has been reflected in the pro forma statements of operations. The effect of a 12.5 basis point increase in interest rates would be an increase of $0.7 million in pre-tax interest expense for both the nine months ended September 30, 2007 and the year ended December 31, 2006.

(V)	Reflects the reversal of interest income recognized by CommScope and Andrew related to the short-term investments assumed to be used to fund the acquisition as per (A) above.
(W)	Reflects the income tax impact of the pro forma adjustments at CommScope’s combined federal and state estimated marginal income tax rate of 37%.
(X)

Reflects the acquisition of all outstanding Andrew common stock and the issuance of 5.1 million shares of CommScope common stock. The effect of dilutive securities was excluded from the computation of net loss per share, assuming dilution, because their effect would have been anti-dilutive.